SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8–K

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CURRENT REPORT

Pursuant to Section 13

or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2003

Santander BanCorp

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(Exact name of registrant as specified in this charter)

Puerto Rico	001–15849	66–0573723
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(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

207 Ponce de León Avenue, San Juan, Puerto Rico 00917

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(Address of principal executive offices) (Zip Code)

Registrant=s telephone number, including area code: (787) 759–7070

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ITEM 5. OTHER EVENTS

Effective February 28, 2003, Mr. Richard Reiss and Ms. Carmen A. Culpeper resigned from the Board of Directors of Santander BanCorp (the "Corporation"). Mr. Reiss also resigned from the Board of Directors of Banco Santander Puerto Rico, the Corporation´s banking subsidiary. On the aforementioned date, the Board of Directors of the Corporation and the Bank named Mr. Vicente Gregorio to the their respective Boards of Directors. A copy of the press release is attached as Exhibit 99.1 to this report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA, FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits

      Press Release issued March 6, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SANTANDER BANCORP

By: /s/ María Calero Padrón
María Calero Padrón
Executive Vice President
and Corporate Comptroller
Date: March 6, 2003

EXHIBIT 99.1

PRESS RELEASE

For more information contact:

María Calero (787) 751–6640

Evelyn Vega (787) 250–3042

SANTANDER BANCORP

ANNOUNCES CHANGES IN THE BOARD OF DIRECTORS

(San Juan, Puerto Rico) March 6, 2003 – The Board of Directors of Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), announced today that Mr. Richard Reiss and Ms. Carmen A. Culpeper have resigned from the Board of Directors of Santander BanCorp (the "Corporation") effective February 28, 2003. Mr. Reiss also resigned from the Board of Directors of Banco Santander Puerto Rico, the Corporation´s banking subsidiary. He had served as a Director of Banco Santander Puerto Rico (the "Bank") since February 1979 and as a Director of the Corporation since May 2000. Mr. Reiss served in the Corporation´s Audit Committee and in the Bank´s Trust and Credit Committees.

Ms. Carmen Ana Culpeper served as Director of the Bank from March 12, 1999 to May 2000 and as Director of the Corporation since May 2000. Ms. Culpeper was a member of the Corporation´s Audit Committee.

The Board of Directors has also announced that Mr. Vicente Gregorio was named Director of the Corporation and the Bank effective March 1, 2003. Mr. Gregorio will also be a member of the Corporation´s Audit Committee and the Bank´s Trust Committee. He is a Certified Public Accountant and the President of VRC Business Services, Inc. Prior to joining VRC Business Services, Inc.; Mr. Gregorio held various positions in Arthur Andersen, LLP from 1973 to 2002. From 1987 to August 2002, he served as Managing Partner of the San Juan Office of Arthur Andersen, LLP and also headed the Assurance and Business Advisory Board. Mr. Gregorio holds a Bachelor in Business Administration with honors from the University of Puerto Rico and is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Mr. José Ramón González, President and Chief Executive Officer of the Corporation and the Bank thanked "Mr. Reiss and Ms. Culpeper for their years of service to the Corporation and the Bank. We value their professional contribution." Mr. González further expressed that "we are very fortunate that Mr. Gregorio has accepted a position in the Board of Directors. His experience will be invaluable to the Corporation and the Bank and we look forward to working with him for years to come."

The members of the Board of Directors are Mr. Gonzalo de las Heras (Chairman), Mr. José R. González (Vice Chairman), Mr. Adolfo Lagos, Mr. Víctor Arbulu, Mr. Roberto Valentín, Mr. Vicente Gregorio Mr. Víctor Barallat, Mr. Carlos García and Ms. María Calero. The Board is currently undergoing a process to substitute the vacancy left by Ms. Carmen A. Culpeper.

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company´s website at www.santandernet.com.

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 13–year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

It has a pre–eminent position in Latin America, with US$92 billion in assets and 23 million customers served by 4,327 offices in 11 countries, with a particular focus on the major markets of Brazil, Mexico and Chile. The Group recorded US$1.06 billion in net attributable income from Latin America in the first nine months of 2002.

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